Exhibit 99.1


CF Industries Holdings, Inc. Updates Investors On Natural Gas Cost And Impact On Operations

LONG GROVE, Ill., Oct 13, 2005 (BUSINESS WIRE) -- CF Industries Holdings, Inc. (NYSE:CF) today reported on the impacts of unprecedented natural gas costs, as well as other issues arising in the wake of two recent Gulf Coast hurricanes. The company also described various initiatives it has implemented to address those issues.

The initiatives include increasing purchases of fertilizer products, when advantageous; reducing, where appropriate, operating rates at its Donaldsonville, Louisiana nitrogen fertilizer complex; and rescheduling planned turnarounds at its phosphate fertilizer operations in Central Florida to coincide with periods of reduced sulfur availability.
"These initiatives, along with our Forward Pricing Program (FPP), have permitted CF Industries to mitigate the near-term impact of the recent natural gas price escalation and other storm-related problems," explained Stephen R. Wilson, the company's chairman and chief executive officer.

Forward Pricing Program Update

Natural gas represents the largest cost component in CF Industries' nitrogen fertilizer business segment, and the company uses its FPP to reduce margin risk created by the volatility of fertilizer prices and natural gas costs. As customers place forward nitrogen fertilizer orders, the company buys natural gas futures contracts, effectively fixing the cost of the natural gas used to produce those orders and locking in a substantial portion of the margin on the related sales.

Approximately 1 million tons, or 63 percent, of CF Industries' fertilizer sales in the third quarter of 2005 were booked under the FPP, versus a comparable total of approximately 700,000 tons, or 40 percent, of fertilizer sales in the third quarter of 2004. As of September 30, 2005, FPP bookings for the fourth quarter of 2005 stood at approximately 1.1 million tons for the company's nitrogen and phosphate fertilizer businesses, compared to slightly more than
1.2 million tons at the same time in 2004. For 2006, FPP bookings as of September 30, 2005 stood at approximately 220,000 tons, compared to nearly 900,000 tons at the comparable point last year.

"Our Forward Pricing Program is obviously only effective in reducing margin risk to the extent that our customers are willing to make commitments to purchase our products at the offered prices. The 2006 FPP booking level reflects the uncertainty that exists in the fertilizer market and the understandable hesitancy of many customers to make commitments in this volatile natural gas pricing environment," CF Industries' Wilson noted.

Other Initiatives

Additional initiatives taken by the company include:

-- Increased purchases of finished nitrogen fertilizer products, including ammonia, urea, and UAN solutions, to reduce the company's exposure to high natural gas prices. These purchases have permitted CF Industries to take advantage of the flexibility of its Donaldsonville, Louisiana nitrogen fertilizer complex through its distribution system.

-- Reduced operating rates at the Donaldsonville complex. The complex, which sustained no significant damage during the recent hurricanes, operated at approximately 72 percent of capacity in the third quarter, due largely to scheduled plant turnarounds. This compares to 93 percent in the 2004 third quarter. Based on current conditions, the company expects to operate the Donaldsonville complex at approximately 50 percent of capacity on average for the remainder of 2005, compared to approximately 100 percent in the comparable period last year. The company's second nitrogen fertilizer complex, located in Medicine Hat, Alberta, Canada, has continued to operate at scheduled rates, taking into account scheduled turnarounds. However, given market uncertainties, this complex is also expected to operate at reduced levels in the fourth quarter. These levels of operations, supplemented by product purchases, should permit the company to meet all FPP contracts and other committed customer shipments.

-- Rescheduled turnarounds at the company's Central Florida phosphate fertilizer operations. The phosphate operations suffered no weather-related damage, but operating levels have recently been adversely impacted by reduced sulfur supplies due to refinery closures following the storms. In light of this, the company has accelerated the timing of two planned facility turnarounds to coincide with this period of reduced sulfur availability.

The company's gross cash and short-term investments were approximately $315 million at September 30, 2005, and the company's $250 million senior credit facility, which is subject to a borrowing-base formula, remains undrawn. The company's current liability for customer advances was approximately $185 million, and long-term debt was approximately $4.2 million at September 30, 2005.

"The FPP's buffer of pre-hurricane gas pricing is not expected to benefit our fourth quarter and 2006 business to the same extent as in the third quarter. We are continuing our efforts to cope with this high-cost environment, which will adversely impact the company until natural gas prices return to more reasonable levels," Wilson noted.
"Performance in the fourth quarter of 2005 and in 2006 will be determined by the overall demand for the company's products, the cost of natural gas, and other factors. The effects of sharply higher energy and fertilizer costs on farmers' plans for next spring cannot be determined at this time," Wilson added.

Conference Call

CF Industries Holdings, Inc. has scheduled an investor conference call for 10:00 a.m. Central Time on Friday, October 14, 2005 to discuss the impact of natural gas costs and its initiatives to address them. Investors may obtain information on accessing the call on the company's Web site at www.cfindustries.com.

CF Industries Holdings, Inc., headquartered in Long Grove, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.

Safe Harbor

Certain statements contained in this release may constitute "forward-looking statements" within the meaning of federal securities laws. All statements in this release, other than those relating to our historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. These risks and uncertainties include: the relatively expensive and volatile cost of natural gas; the cyclical nature of our business; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales to our pre-IPO owners and other large customers; the impact of changing market conditions on our forward pricing program; the significant risks and hazards involved in fertilizer manufacturing; unanticipated consequences related to future expansion of our business; our inability to expand our business, including that due to the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the raw materials we use; changes in global fertilizer supply and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements.

SOURCE: CF Industries Holdings, Inc.

CF Industries Holdings, Inc.
Charles A. Nekvasil, 847-307-2515
CNekvasil@cfindustries.com